EXHIBIT 23.7
DeGolyer and MacNaughton
5001 Spring Valley Road
Suite 800 East
Dallas, Texas 75244
November 12, 2008
Petrobras Energía S.A.
Maipu 1
C1084ABA
Buenos Aires
Argentina
Ladies and Gentlemen:
We hereby consent to the reference to DeGolyer and MacNaughton as set forth under the heading “Experts – Oil and Gas Reserves” in the registration statement on Form F–4 of Petrobras Energía S.A. as filed with the Securities and Exchange Commission on November 12, 2008, and any amendment thereto.
We prepared estimates, as of December 31, 2007, of the proved crude oil, natural gas liquids (NGL), and natural gas reserves of 48 fields with interests owned by Petrobras Energía. These estimates were prepared in accordance with the reserves definitions of Rules 4–10(a) (1)–(13) of Regulation S–X of the United States Securities and Exchange Commission. The fields are located in Argentina, Ecuador, and Peru. The volumes of proved reserves estimated, as of December 31, 2007, are 180 million barrels of oil and NGL; 985 billion cubic feet of marketable gas, and 892 billion cubic feet of sales gas. These estimates and the fields evaluated are those contained in our report entitled “Report as of December 31, 2007 on Reserves of Certain Fields for Petrobras Energia S.A. in Argentina, Ecuador, and Peru” (our Report) and are subject to the explanations, definitions, qualifications, assumptions, and conclusions contained in our Report.
Very truly yours,
DeGOLYER and MacNAUGHTON